Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made by and between NIGEL TRAVIS (“You”) and PAPA JOHN’S INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (“Company”), as of the 31st day of  January, 2005 (“Effective Date”).

W I T N E S S E T H:

WHEREAS, Company desires to hire and employ You, and You desire to be employed by Company, pursuant to the terms and conditions hereinafter provided for.

WHEREAS, Your position with the Company requires that You be trusted with extensive responsibility and confidential information of the Company.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the Company and You (individually, a “Party”; together, the “Parties”), agree as follows:

Section 1:                                         Employment and Term

1.1                                 Employment.  Company agrees to and does hereby employ You, and You agree to and do hereby accept employment by Company, on the terms and subject to the conditions set forth in this Agreement effective as of the Effective Date.  The parties agree that discussions concerning the possible renewal of this Agreement will begin in the fifth year of this Agreement’s term.

1.2                                 Term of Employment.  You shall be and are hereby employed by Company for the period commencing on the Effective Date and continuing until termination of employment as provided for in Section 7 of this Agreement.

1.3                                 Standard of Services Required.  You shall (a) devote Your full business time and energy to the business and affairs of the Company (and any undertaking by You of any additional activities which distract therefrom or provide additional gainful employment shall not be undertaken without first notifying and obtaining approval from the board of directors of Company); (b) perform Your duties hereunder diligently and to the best of Your ability; (c) use Your best efforts, skills and abilities to promote the Company’s interests; (d) reside in the Louisville, Kentucky area; and (e) perform such other duties and services for the Company as may be required of You by virtue of Your position, or as directed by the board of directors of the Company (the “Board”), or the Company’s Executive Chairman, or such other non-executive chairman as the Company may designate.  You agree to comply, and cause the Company to comply, with all applicable governmental regulations and guidelines which relate to Company products, services, methods and technologies with which Your duties and services are related.  You also agree to comply fully with all policies and practices of the Company.  The Company recognizes Your position as a Director of The Bombay Company and agrees that Your service on that Board or local charitable or philanthropic boards will not be construed as a violation of this provision, so long as such service is reasonable in scope and dedication of time.

1.4                                 Position and Duties.  You shall serve in the position identified on SCHEDULE A attached hereto and incorporated by reference herein (or such other position of similar responsibility as may be assigned by  the  Board).  You shall at all times report to, and Your business activities shall at all times be subject to the direction and control of the Board.  Your duties and services include, but are not limited to, those matters identified on said SCHEDULE A.

Section 2:                                         Compensation and Benefits

2.1                                 Compensation.  During the term of Your employment by the Company pursuant to this Agreement, Company shall pay You compensation and provide You with benefits as follows:

2.1.1                        Base Salary.  In consideration of the duties and services to be rendered by You to Company, Company will pay to You a salary (“Base Salary”) in the amount identified as such on SCHEDULE A hereto.  Base Salary shall be payable on a weekly basis or as the Company’s pay practices shall be established or modified from time to time.  Base Salary payments shall be subject to all applicable Federal and state withholding, payroll and other taxes.  You will be reviewed at least on an annual basis by the Compensation Committee of the Board or a member thereof.  As CEO, the Base Salary component of Your overall compensation shall not be reduced below the Base Salary amount set forth in Schedule A during the Term of this Agreement.

2.1.2                        Bonus.  In further consideration of the duties and services to be rendered by You to Company, You shall also be eligible to receive bonus payments and participate in Company’s Executive Long Term Incentive Program in an amount and in a structure as set forth in SCHEDULE A hereto

2.2                                 Your Benefit Plans.  During the term of Your employment with Company, You shall be entitled to (a) such sick, holiday and other absences consistent with Company’s policies as established and modified from time to time by the Board; (b) 20 vacation days per annum and (c) such hospitalization, disability and major medical insurance benefits as are, from time to time, maintained and modified by Company for its employees.  Your entitlement to, and participation in, such benefit plans shall be subject to the same eligibility requirements and cost assessment policies as apply to other employees who are eligible to participate therein.  Any vacation or other paid time off which is not used in any year shall not accrue, nor shall Company be liable for any such benefits not used by You prior to the termination of Your employment with the Company.

2.3                                 Your Expenses.  Company agrees that it will reimburse You for all reasonable business expenses incurred by You during the term of Your employment hereunder, provided that such expenses be incurred in connection with the performance by You of Your duties hereunder and are incurred and accounted for by You in accordance with Company’s policies as established for its employees.  For travel expenses, the level of reimbursement shall include First Class domestic and international travel.

Section 3:                                         Confidentiality and Non-Disclosure

3.1                                 Non-Disclosure of Confidential Information.  You acknowledge that during Your employment by Company You shall have access to and possession of information which (a) is proprietary and confidential; (b) belongs to and represents the sole and exclusive property of the Company and/or its affiliates; and (c) is a unique asset integral to the business of the Company for which the Company has paid a substantial amount, and the use or disclosure of which contrary to the requirements of this Agreement would cause the Company irreparable harm and damage.  Except as otherwise provided for in this Agreement, You agree that, except as authorized in writing by Company and for its benefit, or as required in the performance of Your duties hereunder, for himself or others, (a) You will not at any time, whether during or after the termination or cessation of Your employment, disclose, distribute, or disseminate to any person, firm, partnership, joint venture, corporation, limited liability company, or other entity (“Person”), or make public, any Confidential Information (as defined below); and (b) You will keep strictly confidential all matters and information entrusted to You and shall not use or attempt to use any such Confidential Information in any manner which may injure or cause loss, or may be calculated to injure or cause loss, whether directly or indirectly, to Company.

3.2                                 Nature and Definition of “Confidential Information”.  “Confidential Information” means and includes any and all of the following, whether or not patentable, registrable or otherwise susceptible to protection under federal, state or foreign patent, trademark, copyright and other laws:

3.2.1                        intellectual property, inventions, concepts, discoveries, improvements, inventions, methods, information, processes, practices, specifications, techniques, products, devices, technologies, data, know-how, and other proprietary rights;

3.2.2                        designs, drawings, photographs, graphs, samples, sketches, compositions, computer software and database technologies and applications, computer software and programs (including object code and source code), and related documentation to all of the above;

3.2.3                        any trade secrets concerning the Business or affairs of the Company, financial and operating information, service specifications and concepts, marketing plans, budgets, the names and terms of employment of key personnel, strategies, customer lists, pricing policies and lists, services, and procedures; and

3.2.4                        notes, analyses, studies, summaries and other material prepared by or for Company containing or based on, in whole or in part, any information included in the foregoing.

3.3                                 Permitted Disclosure.  If You are required (by deposition, interrogatories, requests for information or documents, subpoena, civil investigative domain or other process) to disclose all or any part of any Confidential Information, You will first provide Company with prompt notice of such requirement, as well as notice of the terms and circumstances surrounding such requirements, so that Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement in writing.  In any event, You may only disclose that portion of such Confidential Information as You are advised in writing by Your legal counsel as being required to be disclosed.

3.4                                 Destruction or Return on Termination.  Upon termination of Your employment hereunder, You shall, upon request of Company, return to Company all writings and materials comprising any part of the Confidential Information without retaining any copies, extracts or other reproductions thereof; and, to the extent not returned to Company, You will certify in writing to Company any such materials or writings which were destroyed by You.

Section 4:                                         Ownership of  Your Inventions

4.1                                 Inventions and Related Matters.  You agree that Company shall have sole and exclusive ownership rights in any conception, ideas, invention, improvement, or know-how (whether or not patentable) arising out of, resulting from, or derivative of Your duties and services as an employee of Company or undertaken within the scope of Your duties hereunder.  Any resulting or derivative rights, including patent, trademark, service mark or other rights, shall be and become the exclusive property of Company and Company shall be exclusively entitled to the entire right, title and interest existing with respect hereto.  In furtherance thereof, at Company’s request, You agree to convey and assign to Company the entire right, title and interest of You, if any, in and to any conceptions, ideas, inventions, improvements, or know-how which arise out of, result from, or are derivative of, Your duties and services as an employee of Company or undertaken within the scope of Your duties hereunder.

4.2                                 Original Works.  Any work subject to protection under applicable copyright laws (including, but not limited to, software code and applications), whether published or unpublished, created by You in connection with or during the performance of Your duties or services hereunder shall be considered a work made for hire to the fullest extent permitted by law, and all right, title and interest therein, including the worldwide copyrights, shall be the sole and exclusive property of Company as the employer and party specially commissioning such work.  In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire or shall subsequently be so held, You agree to properly convey to Company the entire right, title and interest in and to such work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the copyrighted work, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to display the copyrighted work, and to register the claim of copyright therein and to execute any and all documents with respect thereto.

Section 5:                                         Your Conduct; Non-Contravention

5.1                                 Your Conduct.  In order to maintain and enhance Company’s standing and integrity in the business community, the business and personal conduct of You shall be totally professional and above reproach; and You shall at all times observe the highest standards of professionalism and courtesy in Your behavior with the public, colleagues, employees, customers and competitors.

5.2                                 Non-Contravention.  You represent and warrant that You are under no obligation to, and/or no conflict or non-compete agreements or understandings exist with, any person or entity which are in any way inconsistent with, or which impose any restriction upon Your acceptance of employment under this Agreement with the Company.  You are not in default under, or in breach of, any agreement requiring You to preserve the confidentiality of any information, client lists, trade secrets or other confidential information; and neither the execution and delivery of this Agreement nor the performance by You of Your obligations under this Agreement will conflict with, result in a breach of, or constitute a default under, any employment or confidentiality agreement to which You are a party or to which You may be subject.

Section 6:                                         Non-Competition and Non-Solicitation

6.1                                 Acknowledgments by You.  You acknowledge that: (a) the services to be performed by You under this Agreement are of a special, unique, unusual and intellectual character; (b) Company’s Business is in international scope, Company’s processes and technologies having wide application throughout the world; (c) Company competes with entities and persons having access to markets and capital similar or superior to that possessed by the Company; (d) the restrictive covenants applicable to You will not prevent You from obtaining other gainful employment after separating from Company; (e) the provisions of this Section are reasonable and necessary in order to protect Company’s business; and (f) You have consulted with, or been advised by the Company that You should consult with, an independent legal counsel concerning Your undertakings set forth in, and the provisions of, this Agreement.

6.2                                 Covenants of You.  In consideration of the foregoing acknowledgments by You, and in consideration of the compensation and benefits to be paid or provided to You by Company, You covenant and agree that You will not, directly or indirectly:

6.2.1                        during the period of, and except in the course of, Your employment hereunder, and for three (3) years after termination of employment hereunder, on behalf of Yourself or any person, engage or invest in, solicit investment in, own, manage, operate, finance, control, be employed by or associated with, provide services or advice to, be a director of, or participate in the ownership, management, operation, or development of, or otherwise be associated or connected with, [a] any business which operates pizza restaurants, any food service manufacturing and distribution business which services any pizza restaurant chain with 400 or more restaurants at any time during your tenure with the Company, [b] any other food or restaurant business which the Company may develop or acquire during Your tenure with the Company or [c] any business that is competitive with the Company or its affiliates; provided, however, that nothing herein will preclude You from owning and holding not more than one percent (1%) of any mutual funds or class of securities of any enterprise if such funds or securities are listed on any national or regional exchange or have been registered under Section 12(g) of the Securities Act of 1934; or

6.2.2                        without the prior written consent of Company, during the period of, and except in the course of, Your employment hereunder, and for three (3) years after termination of employment hereunder solicit any of Company’s direct or remote clients, customers, suppliers, contractors, employees or other related parties; or

6.2.3                        except on behalf of the Company, whether for the Your account or for the account of any other person, at any time during the period of Your employment hereunder, and for three (3) years after termination of employment hereunder, solicit the patronage of any person if such person is a customer or prospective customer of the Company, or was a customer of the Company during any time within 12 months prior to termination of employment, whether or not You had personal contact with such person during the term of Your employment by the Company.

Section 7:                                         Termination

7.1                                 Termination by the Company.  Your employment with Company under this Agreement, Your rights to compensation and benefits under this Agreement or otherwise, shall terminate (except as otherwise herein provided) as follows:

7.1.1                        Death or Disability.  This Agreement and Your engagement hereunder shall terminate upon Your death.  If You become substantially unable to perform the essential duties and functions of Your position under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days or more during any 12-month period because of a disability or any medically determinable physical or mental impairment, Company may, at its election, terminate Your employment hereunder and all of Company’s obligations relating thereto by giving You ten (10) days prior written notice.  Upon termination pursuant to this Section 7.1.1, You shall not be entitled to any Base Salary, Bonus, severance, or any other benefits, except for amounts accrued and earned prior to the effective date of termination and except for those, if any, required to be extended by applicable law.  The disposition of any stock options in existence at the time of Your Death or disability shall be governed by the terms of the Company’s stock option plan.

7.1.2                        Termination By Company For “Cause”.  Company may, immediately and unilaterally, terminate Your employment hereunder for “cause” at any time.  Termination shall be for “cause” if it is based on any of the following: (i) indictment or conviction of You of any felony, or conviction of You of any misdemeanor reasonably determined by the Company to involve moral turpitude; (ii) Your acts or omissions involving willful or intentional malfeasance or misconduct that is, or may reasonably be expected to be, injurious to the Company, its business, reputation, prospects, or otherwise; (iii) commission of any act of fraud or embezzlement against Company; (iv) inability to legally perform Your duties for any reason in the Louisville, Kentucky area; (v) authorizing or making significant financial expenditures or commitments beyond Your authority or levels budgeted by the Company and approved by the board of directors of the Company; and (vi) any act or omission by You constituting a material breach of Your obligations under this Agreement, provided, however, that Your employment shall not be terminated “for cause” under subsections (v) and (vi) unless you have been given written notice by the Board stating the basis for such termination, and a reasonable period of twenty (20) days to cure the neglect or conduct that is the basis of such claim, so long as that neglect or conduct relates directly to the substance of Your performance as CEO.  If You fail to cure such conduct, or such conduct cannot be cured, You shall have an opportunity to be heard by a quorum of the full Board or an appropriate

Committee thereof and after such hearing, the Board (or Committee, if applicable) gives You written notice confirming that, in the judgment of a majority of the disinterested directors of the Company, “cause” for terminating Your employment on the basis set forth in the original notice exists.  In the event of a termination for “cause” pursuant to the provisions of this Section, You shall not be entitled to any Base Salary, Bonus, severance salary, or any other benefits, except for amounts accrued prior to the effective date of termination and except for those, if any, required to be extended by applicable law.

7.1.3                        Termination By Company Without “Cause”.  The Company may, immediately and unilaterally, terminate Your employment hereunder at any time without cause by giving You three (3) weeks’ advance written notice of Company’s election to terminate.  You shall not thereafter be entitled to any Base Salary, Bonus, or any other benefits, except for the following:

7.1.3.1               vacation pay, if any, granted prior to the effective date of termination;

7.1.3.2               those benefits, if any, required to be extended by applicable law; and

7.1.3.3               If You are terminated without cause within the first three years of employment, You shall be entitled to receive severance in the amount of two years’ base salary payable in 24 monthly installments.  If You are terminated without cause after three years of employment, You shall be entitled to receive severance in the amount of one year’s base salary payable in 12 monthly installments.  During the severance period, You shall continue to serve the Company in the role of consultant and Your stock options shall remain eligible for vesting under the Company’s stock option plan during that time period.  You shall not be entitled to any further severance or other benefits, except for amounts accrued prior to the effective date of termination and except for those, if any, required to be extended by applicable law.

7.1.3.4               Severance payments provided in Section 7.1.3.3 (whether arising under Section 7.1.3 or 7.2.1) are specifically conditioned upon Your execution of a written agreement constituting a general release and waiver of rights and claims against the Company, in the form and pursuant to the terms and conditions of such agreements generally applicable to executive employees of the Company who are eligible for severance payments, determined as of the time of Your employment termination.

7.2                                 Termination By You.  You may, immediately and unilaterally, terminate Your employment hereunder at any time by giving the Company three (3) weeks’ advance written notice of Your election to terminate.  Upon termination by You, You shall not be entitled to any further Base Salary, severance or other benefits, except for amounts accrued prior to the effective date of termination and except for those, if any, required to be extended by applicable law.

7.2.1                        Good Reason Termination.  You may terminate Your employment hereunder for “Good Reason” at any time during term.  “Good Reason” shall mean, without Your prior written consent, other than a result of your termination for cause (as defined above) or as a result of Your permanent disability:  (i) reduction in Your Base Salary below the Base Salary amount set forth in Exhibit A; (ii) the assignment of duties substantially inconsistent with Your position, duties, titles, offices or responsibilities; (iii) the withdrawal of a material part of, or a material diminution in, You position, duties, titles, or responsibilities to the degree that You determine in good faith that You cannot exercise the authority of Your offices; (iv) the material breach by the Company of its material obligations hereunder; (v) a Change in Control has occurred (as defined below); provided, however, that “Good Reason” shall not exist under sections (i) – (iv) unless You have given written notice to the Board stating the specific basis for such “Good Reason,” and the Board has been given a reasonable period of twenty (20) days after receipt of such written notice to cure the breach or conduct that is the basis of such claim.  If the Company fails to cure the basis of such claim within the twenty (20) day period, You are entitled to resign and upon such resignation will receive all the benefits as shown in paragraph 7.1.3, except that if Good Reason is based on a Change in Control, the vesting of stock options shall be governed by the Company’s stock option plan.

7.3                                 A “Change in Control” shall mean (i) the acquisition by any person after the date hereof of beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting stock, (ii) three or more of the current members of the Board ceasing to be members of the Board (unless any replacement director is elected by a vote of either at least 75% of the remaining directors, or of at least 75% of the shares entitled to vote on such replacement) or (iii) approval by the stockholders of the Company of (a) a merger or consolidation of the Company with another corporation if the stockholders of the Company immediately before such vote will not, as a result of such merger or consolidation, own more than 50% of the voting stock of the corporation resulting from such merger or consolidation, or (b) a complete liquidation of the Company or a sale of all, or substantially all, of the assets of the Company.  Notwithstanding the foregoing, a Change in Control shall not occur solely because 50% or more of the joint stock of the Company is acquired by (i) a trust which is part of an employee benefit plan maintained by the Company or its subsidiaries or (ii) a corporation which, immediately following such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

7.4                                 Effect of Termination.  Upon termination of Your employment hereunder, the obligations and commitments of You set forth in Sections 3 and 6, and the provisions of Sections 4, 8 and 9, shall continue in effect and survive termination.

Section 8:                                         Notice

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given when delivered personally against receipt therefor; two days after being sent by Federal Express or similar overnight delivery; or three days after being mailed registered or certified mail, postage prepaid, to a Party hereto at the address set forth beneath such Party’s signature below, or to such address as such Party shall give by notice hereunder to the other Party to this Agreement.

Section 9:                                         Miscellaneous

9.1                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Kentucky and the laws of the United States.  No conflicts of law or similar rule or law that might refer the governance and construction of this Agreement to the laws of another state, republic or country shall be considered.

9.2                                 Dispute Resolution.  Pursuant to the Federal Arbitration Act, any claim or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, or statutory or common law disputes arising out of the employment relationship and/or its termination including, without limitation, all Title VII, FMLA, FLSA, ADEA, ADA, and ERISA claims and/or any state law claims, must be brought as a claim in arbitration under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect (“AAA Rules”) within six (6) months of the date any such claim or cause of action arises.  Any such arbitration proceeding must be heard in Louisville, Kentucky, and will be governed by the AAA Rules.  The arbitrator shall be governed by the laws as would apply in any federal court within the Commonwealth of Kentucky.  The decision of the arbitrator would be final and binding and all expenses of the arbitrator and arbitration would be borne equally by the Company and You, unless the applicable substantive law requires a different allocation of expenses, in which event the arbitrator may determine such allocation in accordance with the law.  Each of the Parties hereto consents to the application of AAA Rules and waives any objection as to venue or jurisdiction.  Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.  Notwithstanding anything in the foregoing to the contrary, the Company and You agree that before instituting formal proceedings under the AAA Rules, the aggrieved party must submit the claim or dispute to non-binding mediation.  The selection of the mediator would be the prerogative of the aggrieved party and the costs of such mediation would be shared equally by the Company and You, unless the applicable substantive law requires a different allocation of costs, in which event the mediator may determine such allocation in accordance with the law.

9.3                                 Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be severable, and this Agreement shall otherwise continue in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.4                                 Assignments; Binding Effect.  This Agreement and the schedule attached shall be binding upon and inure to the benefit of the Company, its successors and assigns, including any entity which acquires all or substantially all of the Company’s assets to which the Company’s rights and obligations hereunder are assigned.  This Agreement shall be binding upon and inure to the benefit of You and Your personal representatives, but the obligations undertaken herein by You shall not and may not be transferred or assigned and any purported transfer or assignment thereof shall be null and void ab initio.

9.5                                 Entire Agreement; Modifications.  This Agreement and the schedule attached contains the entire agreement and understanding of the Parties with respect to the subject matter hereof, supersedes any prior agreements and understandings with respect thereto, and cannot be modified, amended or waived, in whole or in part, except in writing signed by the Party or Parties to be charged.  Any such purported modification, amendment or waiver shall be null and void absent such writing.

9.6                                 Waivers.  A discharge of the terms of this Agreement shall not be deemed valid unless by full performance by the Parties or unless corroborated by a writing signed by the Parties.  A waiver by Company of any breach by You of any provision or condition provided for in this Agreement to be performed or observed by You shall not be deemed a waiver of any similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms, remedies or rights provided for in this Agreement or under applicable law, such failure or neglect shall not be deemed a waiver of any such terms, remedies or rights subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or the requirement for performance or observance thereof.  None of the terms, covenants and conditions of this Agreement may be waived by a Party except in a writing signed by such Party.

9.7                                 Expense of Enforcement.  If, as a consequence of any dispute arising under or with regard to this Agreement or its performance, any Party shall be required to retain the services of legal counsel or to initiate any proceeding, it is understood that each Party shall be required to bear their own costs including attorney fees, filing fees, or any other costs associated with the proceeding, unless the applicable substantive law requires a different allocation of fees and costs, in which event the tribunal may determine such allocation in accordance with the law.

9.8                                 Remedies and Enforcement.  If there should occur any breach or threatened breach by You of any of the covenants, restrictions or requirements set forth in Sections 3, 4 or 6 of this Agreement, You acknowledge and agree that Company’s remedies at law are or may be inadequate to redress the same and Company shall be entitled to seek an injunction, restraining order, specific enforcement or other equitable relief in regard thereto, notwithstanding the provisions of Section 9.2 above.

9.9                                 Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY PROCEEDING OR LITIGATION WITH RESPECT TO THIS AGREEMENT, THE EMPLOYMENT RELATIONSHIP OR ITS TERMINATION.

9.10                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement at Louisville, Kentucky on the respective dates shown beneath their signatures below, but effective as of the Effective Date.

YOU:

/s/ Nigel Travis
NIGEL TRAVIS
Date: January 30, 2005 Your Notice Address: 4316 Beverly Drive Dallas, TX 75205

COMPANY:

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ John H. Schnatter

Title:	Chairman

Date: January 30, 2005 Company Notice Address: 2002 Papa Johns Boulevard Louisville, Kentucky 40299-2334 Attn: General Counsel

SCHEDULE A

[Attached to and to be made a part of the Employment Agreement]

Name of Employee:                                        Nigel Travis

Position/Title:                                                                 Chief Executive Officer and President, effective April 1, 2005.  Upon execution of this Agreement, through March 31, 2005, you shall be employed by the Company as Executive Vice President, with such part-time responsibilities as agreed, not to exceed an average commitment of one (1) day per week.  You shall be appointed to serve on the Company’s Board of Directors in the class of directors whose terms expire at the 2005 Annual Meeting of the Company’s shareholders, and shall be nominated by the Board for election at the 2005 Annual Meeting to serve a three-year term expiring at the 2008 Annual Meeting.

Duties:                                                        As an executive officer You shall report to, and be subject to the supervision of, the Board of Directors of Papa John’s International, Inc. and the Company’s Executive Chairman, or to such other non-executive Board chairman as the Company may designate.  You shall be responsible for the overall direction, management and execution of the Company’s strategic and operating plans developed to meet the needs and requirements of the Company’s constituencies.  Without limiting the generality of the foregoing, Your responsibilities shall include the following:

Primary responsibility for the Company’s overall financial, administrative and operational performance.

In conjunction with the Executive Committee Chairman and the Board, development of the Company’s short and long term strategic plans for continuation and expansion of the Company’s existing and new business.

Oversee the senior management team’s development and execution of the operating plans and initiatives; and coordinate activities and initiatives of the Company’s key departments (e.g., operations, information technology, marketing/sales, and finance/accounting).

Responsible for the professional development and evaluation of all senior management team members.

Serve as management’s representative at meetings of the Board.

Have authority for acquisitions and divestitures without Board approval in accordance with the policies of the Company as adopted by the Board from time to time.

Full and final responsibility for CUSTOMER SATISFACTION.

Term of Agreement:                                 Sixty (60) months.

Start Date:  Your start date is scheduled for January 31, 2005, with the understanding that due to the need to relocate Your family, You may not be physically in the Louisville, Kentucky area on that date.

Base Salary:                                                                          $60,833.33 monthly ($730,000.00 annualized), paid weekly, commencing April 1, 2005.  $2,798.72 weekly through March 31, 2005.

Bonus Eligibility:                                                You shall be eligible to receive an annual bonus targeted at 100% of salary with a maximum payout of 190% of salary.  For 2005, bonus eligibility and payment will be pro-rated, based upon Your start date.  If the criteria for attaining bonus are met, the Company plans to make bonus payments to its officers on a quarterly basis as follows:  Q1 – 15%; Q2 – 15%;
Q3 – 15%; and Q4 – 55% (100% in the aggregate).  Bonus payments are presently based on the following criteria:  cumulative operating income, comparable store sales growth, and store level transactions.  Bonus criteria and amounts are reviewed annually by the Compensation Committee of the Board to ensure bonuses are driving executive performance in an effective manner.  All bonus payments shall be subject to all applicable Federal, state and local withholding, payroll and other taxes.

New Hire Grant:                                                    Upon execution of this Agreement you shall receive a sign-on bonus grant of 200,000 options under the 1999 Papa John’s International, Inc. Team Member Stock Ownership Plan, effective January 31, 2005.*

Stock Options:                                                              You shall also be eligible for an annual grant, as of each anniversary date of the commencement of your employment, of 85,000 stock options (prorated for 2005).*

Long-Term

Incentive Program:                                       In addition to the stock option provisions set forth above, you shall participate in Papa John’s Executive Long-Term Incentive Program on a pro-rated basis, calculated as of Your start date.  That Program consists of the following:

•                  Performance Share Plan – 3-year performance period based on shareholder return versus peer group – Annual performance share grant of 10,000 (prorated for 2005).

Example:  40th percentile versus peer group results in award of 50% of target;
50th = 100%; 75th = 200%.

•                  You shall be entitled to a annual stock option grant by Papa John’s up to two times the number of shares of Papa John’s stock purchased by You on the open market or owned by you and designated under the incentive program (not to exceed (a) 20,000 options per annum or (b) 60,000 options in 2005, in lieu of 2006 and 2007 annual matching grants).*

Papa John’s also has minimum stock ownership guidelines for its executives.  As CEO, You will be required to own shares whose aggregate value equals or exceeds five times Your annual salary.  This ownership requirement must be accomplished within the first five years of Your employment.

Other Benefits:                                                          You shall be entitled to participate in Papa John’s Deferred Compensation Plan (up to 100% of annual cash compensation (base and bonus)), 401(K) program, medical, dental, life insurance, and other standard benefits afforded to Papa John’s team members.

Relocation

Expenses:                                          Papa John’s will provide You with a lump sum payment in the amount of $175,000 (plus 39% grossup for taxes) to cover reasonable moving and related expenses incurred by You and Your family in connection with Your move to the Louisville, Kentucky area.

*Note:  All option grants by the Company shall have a two year cliff vest with a five year expiration term.  Shares received upon exercise, net of payment of option price and applicable taxes, must be held at least one year following exercise.